Exhibit 7C

For period ending 02/29/2008 file number 811-21779.

For funds over #99, list the name of each series and give a consecutive number to each series. This information is required each time the form is filed.

For the funds over #99, interested parties could refer to the most recent shareholder report for financial information.

Series	Fund Name	Is this the Series last filing
Number Series Name for this series? (Y/N)

100	John Hancock Mid Cap Intersection Fund	N

101	John Hancock Floating Rate Income Fund	N